Exhibit 99.1

MacroSolve Issues Letter to Shareholders

Significant update on patent monetization and overview of business growth strategy

TULSA, Okla., October 18, 2011 – MacroSolve, Inc. (OTCPK:MCVE) (OTCQB:MCVE) (“MacroSolve” or the “Company”), a leading provider of mobile technologies, apps and solutions for business, today announced it has issued a letter to its shareholders.

Shareholders and prospective investors may view the letter in full at: http://www.macrosolve.com/about/investors/

The letter provides further details on the following business catalysts:

•	MacroSolve has already reached settlement agreements with several of the 37 companies against which it has filed patent infringement suits.

•	Licensing discussions are underway with the remaining majority of these companies.

•	The most recent lawsuits filed are against companies including AT&T, Citigroup, Dell, Groupon, and Living Social.

•	MacroSolve has filed one additional patent application in the third quarter and plans to pursue further filings in the future;

•	Distribution and partnership agreements have been established with some of the largest names in advertising and branding including Donald Trump Jr. and The Richards Group;

•	The Company has added management depth and talent including Steve Signoff as CEO and Howard Janzen as Chairman of the Board.

About MacroSolve

MacroSolve, Inc. is a pioneer in delivering mobile apps, technologies, and solutions to businesses and government. Founded in 1997, the Company has an extensive network including the top name brands in wireless hardware and software as well as wireless carriers. Leveraging its intellectual property portfolio, MacroSolve is positioned to become a leader in the mobile app space, projected to become a $17.5 billion market by 2012 according to Chetan Sharma Consulting. For more information, visit MacroSolve (http://www.macrosolve.com) or call 800-401-8740.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports.   Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Investor Contact:
Laurel Moody
646-810-0608
lmoody@corporateprofile.com

Company Contact:
info@macrosolve.com

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